iShares Trust

Screen #2 attachment for funds beyond series 99

105        ISHARES KLD 400 SOCIAL INDEX FUND                   N
109            ISHARES FTSE NAREIT REAL ESTATE 50 INDEX FUND N
110            ISHARES FTSE NAREIT RESIDENTIAL PLS CPD INDEX FUND N
111            ISHARES FTSE NAREIT INDUSTRL/OFFICE CPD INDEX FUND N
112            ISHARES FTSE NAREIT RETAIL CAPPED INDEX FUND N
113            ISHARES FTSE NAREIT MORTGAGE PLS CAPPED INDEX FUND N
114            ISHARES DJ EPAC SELECT DIVIDEND INDEX FUND N
123        ISHARES FTSE EPRA/NAREIT NORTH AMERICA INDEX FUND   N
124            ISHARES FTSE EPRA/NAREIT DEVELOPED EUROPE INDEX FD N
125        ISHARES FTSE EPRA/NAREIT DEVELOPED ASIA INDEX FUND  N
126        ISHARES FTSE EPRA/NAREIT DEVELOPED RL ESTATE EX-US  N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99.
http://www.ishares.com/library/docs/annual_reports.htm